UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant  [X]
Filed by a Party other than the Registrants [ ] Check the appropriate box:
 [ ]   Preliminary Proxy Statement
 [X]   Definitive Proxy Statement
 [ ]   Definitive Additional Materials
 [ ]   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                            HAMPSHIRE GROUP, LIMITED
                (Name of Registrant as Specified in its Charter)

                          Charles W. Clayton, Secretary
                     (Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
 [X] $125 per Exchange  Act Rules  0-11(c) (1) (ii),  14a-6(i)  (1), or 14a-6(j)
     (2).
 [ ] $500 per each party to the  controversy  pursuant to Exchange Act Rule
     14a-6(i) (3).
 [ ] Fee computed on table below per Exchange Act Rules 14(a)-6(i)
     (4) and 0-11.

     1) Title of each class of securities to which transaction applies: _______
     2) Aggregate number of securities to which transaction applies:  _________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: __________________________
     4) Proposed maximum aggregate value of transaction: ______________________

 [ ] Check box if any part of the fee is offset as  provided  by  Exchange
     Act Rule 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amounts previously paid: ______________________________
     2) Form, Schedule or Registration Statement No.: _____________
     3) Filing Party: _________________________________________
     4) Date Filed: __________________________________________

                            Hampshire Group, Limited
                             215 Commerce Boulevard
                         Anderson, South Carolina 29625
                                 April 12, 2000


Dear Fellow Stockholders:

     The 2000 Annual Meeting of Stockholders will be held at The Princeton Club, 15 West Forty-Third Street, New York City, on Tuesday, May 16, 2000 at 10:00 o'clock A.M. All Stockholders are welcome and encouraged to attend this meeting. An official Notice of Annual Meeting, which includes information about the matters scheduled for consideration at the Meeting, appears on the next page of this Proxy.

     After the formal part of the Meeting, members of management will be making a presentation about the Company's recent performance and plans for the future. This will be followed by an opportunity to question the management group, or to comment on matters pertaining to Hampshire Group, Limited.

     I sincerely hope that you will be able to attend the Annual Meeting, but in any event, please mark and sign your Proxy and return it to the Company. If you attend the meeting in person and wish to change your vote, you may do so at that time.

                                   Sincerely,

                                   /s/ Ludwig Kuttner
                                   -------------------------------
                                   Ludwig Kuttner
                                   Chairman of the Board,
                                   President and
                                   Chief Executive Officer

                            HAMPSHIRE GROUP, LIMITED
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     Notice is hereby given that the Annual Meeting of Stockholders of Hampshire Group, Limited, a Delaware corporation (the "Company"), will be held at 10:00 A.M. on May 16, 2000, at The Princeton Club, 15 West Forty-Third Street, New York, NY to consider and act on the following proposals:

1. To elect six Directors to serve until the next Annual Meeting of Stockholders;

2.   To consider and act upon an amendment of the Company's Stock Option Plan;

3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 2000; and

4. To consider and act upon any other matters which may properly come before the meeting, or any and all adjournments thereof.

     Information regarding the matters to be considered and voted upon at the Annual Meeting is set forth in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on April 7, 2000, as the Record Date for the determination of the holders of Common Stock entitled to notice of and to vote at the Annual Meeting.

     A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1999, and Form of Proxy are being mailed together with this Notice.

     Please complete and return to the Company the enclosed Proxy, whether or not you plan to be present at the meeting. If you attend the meeting, you may revoke your Proxy if you choose to cast your vote in person.

                                         By Order of the Board of Directors,

                                         /s/ Charles W. Clayton
                                         ---------------------------------
Anderson, South Carolina                 Charles W. Clayton
April 12, 2000                           Secretary

                            HAMPSHIRE GROUP, LIMITED
                             215 Commerce Boulevard
                               Anderson, SC 29625


                                PROXY STATEMENT

     The accompanying Proxy is solicited on behalf of the Board of Directors of Hampshire Group, Limited (the "Company") for use at the Annual Meeting of Stockholders to be held at The Princeton Club, 15 West Forty-Third Street, New York, New York, on May 16, 2000, at 10:00 A.M., or at any and all adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. This Proxy Statement and the accompanying Proxy are being mailed on or about April 14, 2000 to Stockholders of record as of April 7, 2000 (the "Record Date"). All expenses incident to the preparation and mailing of, or otherwise making available to the Stockholders the Notice, Proxy Statement and Proxy, are to be paid by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send material to their principals, and the Company may reimburse them for their expenses in so doing.

     Properly signed and dated Proxies received by the Company's Secretary prior to or at the Annual Meeting will be voted as instructed thereon, or in the absence of such instructions will be voted as follows:

(1) FOR the election as Directors of the Company those six persons designated as nominees;

(2)  FOR approval of the amendment of the Company's Stock Option Plan; and

(3) FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year 2000.

     Any Stockholder giving the Proxy enclosed with this statement may cast a vote in person by revoking the Proxy at the Annual Meeting. Any Proxy may be revoked by notice in writing to the Secretary at any time prior to the Annual Meeting.

                            OUTSTANDING VOTING STOCK

     As of the Record Date, there were 4,116,536 shares of Common Stock, par value $0.10 per share, (the "Common Stock") eligible to vote at the 2000 Annual Meeting of Stockholders. Holders of Common Stock are entitled to one vote for each share of stock held on the Record Date.

Quorum Requirements
-------------------

     The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum to transact business at the Annual Meeting; but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Under applicable Delaware law, abstentions will be counted for purposes of determining the existence of a quorum, but broker non-votes will not.

Beneficial Ownership
--------------------

     The following table sets forth certain information regarding the ownership of Common Stock of the Company as of the Record Date by: (a) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; (b) each director and named executive officer of the Company designated in the section of the Proxy Statement captioned "Executive Officers of the Registrant"; and (c) all directors and executive officers of the Company as a group. Except as otherwise indicated, all persons listed below have: (x) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law; and (y) record and beneficial ownership with respect to their shares of Common Stock of the Company.


                           BENEFICIAL OWNERSHIP TABLE

         Stockholder                                       Shares     Percent
------------------------------------------------------------------------------
Ludwig Kuttner -
  Estouteville, Keene VA 22946                            872,882 (1)   20.53%
Beatrice Ost-Kuttner -
  Estouteville, Keene VA 22946                            916,137 (2)   22.25%
Hans W. Schmidig - Bleicherweg 39,
  CH-8027, Zurich, Switzerland                            481,386       11.69%
Fidelity Low-Price Stock Fund -
  82 Devonshire St., Boston MA 02109                      388,300        9.43%
Peter W. Woodworth - 702 Main Street,
  Winona MN 55987                                         322,203 (3)    7.82%
Heartland Advisors, Inc. -
  789 N. Water St., Milwaukee, WI 53202                   254,800        6.19%
Charles W. Clayton                                        145,039 (4)    3.50%
Eugene Warsaw                                             132,182 (5)    3.19%
Herbert Elish                                              32,821         *
Harvey L. Sperry                                           20,922         *
H. Edward Hurley                                           20,866         *
Joel Goldberg                                               2,663         *
All directors and executive officers
  as a group (eight persons)                            1,549,578       35.89%
------------------------------------------------------------------------------

(*)  Less than 1%.

(1) (Ludwig Kuttner) Includes 137,766 shares purchased for the account of Mr. Kuttner under the Company's Common Stock Purchase Plan for Directors and Executives (the "Common Stock Purchase Plan"), 72,727 shares issuable upon exercise of warrants and 60,766 shares issuable under presently exercisable options; but does not include shares held by Mrs. Beatrice Ost-Kuttner nor 179,636 shares held by their adult sons, as to which Mr. Kuttner disclaims beneficial ownership.
(2) (Beatrice Ost-Kuttner) Does not include shares held by Mr. Kuttner nor 179,636 shares held by their adult sons, as to which Mrs. Ost-Kuttner disclaims beneficial ownership.
(3) (Peter W. Woodworth) Includes 5,621 shares purchased for the account of Mr. Woodworth under the Company's Common Stock Purchase Plan and 3,000 shares issuable under presently exercisable options; but does not include 71,511 shares held by his spouse, as to which Mr. Woodworth disclaims beneficial ownership.
(4) (Charles W. Clayton) Includes 47,087 shares of Common Stock purchased for the account of Mr. Clayton under the Common Stock Purchase Plan, 32,774 shares of Common Stock issuable under presently exercisable options and 4,300 shares of Common Stock held by his spouse.
(5) (Eugene Warsaw) Includes 50,717 shares of Common Stock purchased for the account of Mr. Warsaw under the Common Stock Purchase Plan, 25,794 shares of Common Stock issuable under presently exercisable options and 250 shares of Common Stock held by his children.

                                   PROPOSALS

ITEM 1.   ELECTION OF DIRECTORS

     At the Annual Meeting, six directors for the Company will be elected to serve for the ensuing year and until their successors shall be duly elected and qualified. The Board of Directors of the Company is soliciting Proxies for the election of the persons named below. Should any of these nominees not remain a candidate at the time of the Annual Meeting, Proxies solicited hereunder will be voted in favor of those nominees who do remain as candidates and may be voted for substituted nominees. Directors will be elected by the vote of the holders of a majority of the stock present in person or represented by Proxy at the Annual Meeting.

Nominees
--------
     The six persons listed below have been nominated for election as directors of Hampshire Group, Limited, each currently being an active Director of the Company.

Ludwig Kuttner                  Age 53                     Director since 1977
--------------                  ------                     --------------------
     Mr. Kuttner was elected Chairman of the Board in 1979 and has served as President and Chief Executive Officer of the Company from 1979 to 1992 and 1994 through the present. Previously, he served in various capacities in the textile and real estate industries.

Herbert Elish                   Age 66                     Director since 1986
-------------                   ------                     -------------------
     Mr. Elish serves as Executive Director of The Carnegie Library of Pittsburgh. Previously, he served as Chairman of the Board of The Kerr Group, having served in that position from 1995 through 1998.

Joel Goldberg                   Age 54                     Director since 1998
-------------                   ------                     -------------------
     Dr. Goldberg is a licensed therapist and has been a human resources consultant for thirty years. He is the founder and President of Career Consultants, Inc., an international human resources consulting firm, and the President of SKA Associates, an employment search firm. Dr. Goldberg serves on the Board of Directors of Phillips-Van Heusen Corporation, Merrimac Industries, Inc., Marcal Paper Company and Modell's Inc.

Harvey L. Sperry                Age 70                     Director since 1977
----------------                ------                     -------------------
     Mr. Sperry is a retired Partner of the law firm of Willkie Farr & Gallagher. (Willkie Farr & Gallagher renders legal services for the Company.)

Eugene Warsaw                   Age 72                     Director since 1994
-------------                   ------                     -------------------
     Mr. Warsaw has served as President and Chief Executive Officer of Hampshire Designers, Inc., a subsidiary of Hampshire Group, Limited, since 1987.
Previously, he served as President and Chief Executive Officer of the Private Label Sportswear division of Phillips-Van Heusen and President of Sommerset Knitting Mills from 1982 through 1986.

Peter W. Woodworth              Age 53                     Director since 1995
------------------              ------                     -------------------
     Mr. Woodworth served as President and Chief Executive Officer of Winona Knitting Mills, a division of Hampshire Designers, Inc. from 1995 through 1999. He was the majority stockholder and President of The Winona Knitting Mills, Inc. from 1983 until the time of its merger into Hampshire Group, Limited in October 1995.

     Information about the beneficial ownership of the Company's Common Stock held by each nominee is included in the "Beneficial Ownership Table" on Page 3.


ITEM 2.  AMENDMENT OF THE STOCK OPTION PLAN

     The Company seeks Stockholder approval of the amendment of the Hampshire Group, Limited 1992 Stock Option Plan (as herein amended, the "Stock Option Plan") to authorize an additional 500,000 shares of Common Stock for issuance thereunder (the "Plan Amendment"). At the time the Stock Option Plan was approved by Stockholders, 500,000 shares were authorized for issuance pursuant thereto and an additional 250,000 shares were approved in 1995. Options with respect to 472,690 shares authorized under the Stock Option Plan have been exercised to date; and an additional 290,713 shares remain outstanding at December 31, 1999, including 13,403 granted subject to the approval of the amendment of the Stock Option Plan.

     The Board believes the authorization of additional shares of Common Stock for issuance under the Stock Option Plan is essential to the Company's effort to attract and retain highly qualified individuals to serve the Company and its affiliates. Compensation through stock options is an extremely important component of the Company's employee compensation program. The Board and the Compensation Committee believe that no form of incentive compensation better aligns the interest of management with those of the Company's Stockholders. In addition, because stock option plans are common among public companies, the Board and the Compensation Committee believe that the Company will need to be able to grant additional options in order to remain competitive in the market for highly qualified executives.

     The following summary of the Stock Option Plan is qualified in its entirety by the full text of the Stock Option Plan, a copy of which was filed with the Securities and Exchange Commission along with this Proxy and may be obtained by Stockholders of the Company upon request directed to the Secretary of the Company at the corporate office.

General
-------
     The Company's Stock Option Plan has been maintained by the Company since May 1992. Under the Stock Option Plan, officers and key employees designated by the Compensation Committee (the "Committee") are granted options to purchase shares of the Company's Common Stock. The exercise price for Options granted under the Stock Option Plan is determined by the Committee on the date of grant.

     The Stock Option Plan allows for the granting of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (the "Internal Revenue Code") and/or non-qualified stock options (all options granted under the Stock Option Plan which are not incentive stock options) to purchase shares of the Company's Common Stock.

     The primary purpose of the Stock Option Plan is to provide the Company's key employees with a form of incentive compensation that closely aligns the interests of key employees with those of the Stockholders of the Company. Unless otherwise determined by the Committee, the minimum purchase price at which options are granted under the Stock Option Plan is the fair market value per share of the Common Stock on the date of grant. In this way, employees can realize value with respect to options only to the extent that the value of the Company's Common Stock increases from the date of grant.

Administration of the Stock Option Plan
---------------------------------------
     The Stock Option Plan is administered by the Committee, which is currently composed of Messrs. Elish and Goldberg neither of whom have ever been an employee or officer of the Company, or related entity. The Committee has the full power to construe and interpret the Stock Option Plan, to establish the terms of any options granted thereunder, and to determine the individuals to whom options will be granted under the Stock Option Plan. In selecting participants and in determining the type and amount of their respective benefits, the Committee may consider such factors as it deems pertinent. Currently, there are approximately 25 officers and key employees eligible to participate in the Stock Option Plan.

Shares Reserved for the Stock Option Plan
-----------------------------------------
     Currently, there is an aggregate of 750,000 shares of the Company's Common Stock reserved for issuance upon exercise of options granted under the Stock Option Plan, which shares may be authorized and unissued shares or treasury shares. The Plan Amendment provides for the reservation of an additional 500,000 shares for issuance upon exercise of options granted under the Stock Option Plan.

Option Terms
------------
     At the time the Committee approves the granting of an option to an officer or key employee, the Committee must also designate (i) the date of grant of such option (provided that such date may not be earlier than the date the option is approved by the Committee), (ii) the option price per share of Common Stock (generally no option is granted with an exercise price less than the fair market value of a share of Common Stock on the date of grant), (iii) the schedule and times at which such options will vest and become exercisable (provided that no option may be exercised later than December 31 of the year in which the tenth anniversary of the date of grant occurs), and (iv) whether the option will or will not constitute an incentive stock option under Section 422 of the Internal Revenue Code. Options may be exercised by tendering to the Company a certified or bank cashiers check for the aggregate purchase price or a number of shares of Common Stock having an equal value along with a notice of exercise.

     The Stock Option Plan also authorizes the Committee to issue replacement options to participants who voluntarily surrender and cancel prior options with a price per share of Common Stock equal to or greater than the price per share of the prior option, to accelerate the vesting and exercisability of all or part of any option, and to adjust the number and type of shares of Common Stock subject to the Stock Option Plan (including the number and type that may be granted to any individual in any calendar year) and outstanding options in order to prevent a dilution or enlargement of benefits as a result of a corporate transaction or event.

     Vested but unexercised options may be exercised for 12 months following a termination of employment on account of death and following a termination of employment on account of disability (or until such earlier time as the option would otherwise expire or terminate on its own terms). If a participant ceases to be employed by the Company for reasons other than his or her disability, death or retirement, the option terminates three months after the date of cessation.

     As of April 7, 2000, the closing price of the Common Stock on NASDAQ was $9.50.

     Under the Stock Option Plan, options for no more than 50,000 shares of Common Stock may be granted to any individual participant during any calendar year (effective 1995). No option granted under the Stock Option Plan is transferable otherwise than by will or the laws of descent and distribution.

     In the event of a Change in Control of the Company (as defined in the Stock Option Plan), all outstanding unvested options will immediately become fully vested and exercisable.

Amendment and Termination of the Stock Option Plan
--------------------------------------------------
     The Board of Directors may amend the Stock Option Plan at any time in its sole discretion, but no amendment may, without the participant's consent, impair his or her rights to any option previously granted under the Stock Option Plan, or without Stockholder approval (i) materially increase the maximum number of shares of Common Stock which may be issued under the Stock Option Plan (except to prevent a dilution or enlargement of benefits as a result of a corporate transaction or event) or (ii) materially change the requirements as to eligibility.

     The Board of Directors may terminate the Stock Option Plan at any time with respect to shares of Common Stock for which options have not previously been granted. Stockholder approval may also be required if there are "material changes" to the Stock Option Plan for purposes of Section 162(m) of the Internal Revenue Code or to comply with new legislation.

Federal Income Tax Consequences
-------------------------------
     The following is intended only as a brief general summary of the federal income tax rules relevant to stock options granted under the Stock Option Plan. This discussion is not intended to provide guidance to participants; participants should consult their own personal tax advisors.

     Non-qualified Stock Options. The holder of a non-qualified stock option ("NQO") does not recognize taxable income upon the grant of the NQO, nor is the Company entitled, for income tax purposes, to a deduction. The participant recognizes ordinary income on the exercise of an NQO equal to the excess of the fair market value of the shares received on exercise over the option exercise price. The fair market value of the shares is measured on the exercise date. Upon disposal of the underlying shares the participant's gain (or loss) is long-term or short-term, depending upon whether the shares were held for one year or more. The Company does not receive a deduction for any capital gain recognized by the participant.

     If the Company complies with applicable requirements, it is generally entitled to a deduction in computing its federal income taxes in an amount equal to the ordinary income recognized by the participant on the exercise of the NQO.

     Incentive Stock Options. The holder of an incentive stock option ("ISO") does not realize taxable income upon the grant or exercise of the ISO and Company is not entitled to any deduction in respect of such grant or exercise. As discussed below, however, a participant may be subject to the alternative minimum tax on the exercise of an ISO.

     The income tax treatment of any gain or loss realized upon a participant's disposition of option shares depends on the timing of the disposition. If the option shares have been held for at least one year and if at least two years have elapsed since the date of grant of the ISO (the "Required Holding Periods"), then the participant recognizes (i) long-term capital gain to the extent that the selling price exceeds the option price or (ii) capital loss to the extent that the option price exceeds the selling price. In either case, no deduction is allowed to the Company.

     If a participant disposes of option shares before the expiration of the Required Holding Periods (a "disqualifying disposition"), then (i) if the selling price exceeds the fair market value of the option shares on the date the

ISO was exercised, the excess of such fair market value over the option price is taxable to the participant as ordinary income and the excess of the selling price over such fair market value is taxable to the participant as capital gain,
(ii) if the selling price exceeds the option price but does not exceed the fair market value of the option shares on the date the ISO was exercised, the excess of the selling price over the option price is taxable to the participant as ordinary income, and (iii) if the selling price is less than the option price, the difference is treated as capital loss to the participant. In each case, the Company is entitled to a deduction equal to the amount of ordinary income (but not capital gain) recognized by the Participant on the disqualifying disposition.

     The amount by which the fair market value of shares of Common Stock (determined as of the exercise date) received through the exercise of an ISO exceeds the option exercise price is included in the participant's alternative minimum taxable income and may subject the participant to alternative minimum tax. Such alternative minimum tax may be payable even though the participant receives no cash upon the exercise of his or her ISO with which to pay such tax.

     Exercise with Previously Owned Shares. The previous discussion assumes that all shares of Common Stock acquired on the exercise of an NQO or ISO are paid for in cash. If a participant pays for all or a portion of the option exercise price with previously owned shares of Common Stock, the participant will generally (although not in all cases) recognize no gain or loss on the previously owned shares surrendered. The participant's tax basis in and holding period for the surrendered shares (for purposes of determining capital gains and losses, but not for purposes of determining whether a disqualifying disposition occurs and its consequences) will generally carry over to an equal number of shares received.

New Plan Benefits
-----------------
     Because the grant of options under the Stock Option Plan is entirely within the discretion of the Committee, the Company cannot predict the individuals to whom the Committee will grant options in the future nor the number of shares of Common Stock with respect to which such options may be granted. Therefore, the Company has decided to omit the tabular disclosure of benefits to be granted under the Stock Option Plan. Information with respect to options granted to the Named Executive Officers in the last fiscal year can be found in the Summary Compensation Table.

     A favorable vote of a majority of the votes cast is required for approval.

     The Board of Directors recommends that the Stockholders vote "FOR" the approval of this amendment of the Stock Option Plan.

ITEM 3.  APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     It is proposed that the Stockholders ratify the appointment of Deloitte & Touche LLP as independent accountants of the Company for the year ending December 31, 2000. Deloitte and Touche served as auditors for 1999. A Deloitte & Touche representative will be present at the annual meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

     The Board of Directors recommends that the accompanying Proxy be voted in favor of such appointment.


ITEM 4.  MISCELLANEOUS

     The Board of Directors of the Company is not aware of any other matters that may come before the meeting. If any other matters are properly presented to the meeting for action, it is the intention of the persons named as Proxies in the enclosed form of Proxy to vote such Proxies in accordance with the best judgment of a majority of the Proxies on such matters.

                      EXECUTIVE OFFICERS OF THE REGISTRANT

     The executive officers of Hampshire Group, Limited, who are elected by and serve at the discretion of the Board of Directors of the Company, are as follows:

         NAME         Age                      Position
------------------------------------------------------------------------------
Ludwig Kuttner        53    Chairman of the Board, President
                            and Chief Executive Officer
Eugene Warsaw         72    President and Chief Executive Officer,
                            Hampshire Designers, Inc.
Charles W. Clayton    62    Vice President, Secretary, Treasurer
                            and Chief Financial Officer
H. Edward Hurley      51    Executive Vice President,
                            Hampshire Designers, Inc.
Peter W. Woodworth    53    President and Chief Executive Officer
                            Winona Knitting Mills Division
-------------------------------------------------------------------------------

     Ludwig Kuttner has been Chairman of the Board of the Company since 1979 and has served as President and Chief Executive Officer of the Company from 1979 to 1992 and 1994 through the present. Previously, he served in various capacities in the textile and real estate industries.

     Eugene Warsaw has been President and Chief Executive Officer of Hampshire Designers, Inc., a subsidiary of Hampshire Group, Limited, since 1987. Prior to joining the Company, Mr. Warsaw served as President and Chief Executive Officer of the Private Label Sportswear Division of Phillips-Van Heusen and President of Sommerset Knitting Mills from 1982 to 1986.

     Charles W. Clayton has been Vice President, Secretary, Treasurer and Chief Financial Officer of the Company since 1984. He served as Vice President of Finance and Controller from 1979 to 1983. Prior to joining the Company, Mr. Clayton was employed as an audit manager with Price Waterhouse & Co., an international accounting firm.

     H. Edward Hurley has been Executive Vice President of Hampshire Designers, Inc. since 1993. He served as Vice President of Operations and Corporate Controller from 1986 to 1993. Formerly, he served as Controller of the Finishing Division of Springs Industries, Inc.

     Peter W. Woodworth joined the Company in October 1995. He served as President and Chief Executive Officer of Winona Knitting Mills Division from 1995 to 1999 and previously served as President and Chief Executive Officer of The Winona Knitting Mills, Inc. prior to its merger into the Company.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information regarding the compensation of the Company's Chief Executive Officer and its four next most highly compensated executive officers (the "Named Executive Officers") for the years 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE
                                               Annual Compensation
                                  ----------------------------------------
                                                                    Other
                                                                   Annual
    Name and                                                     Compensa-
Principal Position                 Year   Salary(1)   Bonus(1)    tion (2)
------------------                 ----   ---------   -------    ---------
Ludwig Kuttner                     1999   400,000     416,418      18,325
   Chairman, President and         1998   400,000     403,608      17,902
   Chief Executive Officer         1997   400,000     731,583      87,619
----------------------------------------------------------------------------
Eugene Warsaw                      1999   350,000     171,891       1,910
   President and CEO,              1998   350,000     442,148       4,913
   Hampshire Designers, Inc.       1997   350,000     763,166      21,692
----------------------------------------------------------------------------
Charles W. Clayton                 1999   149,500      98,877       6,057
   Vice President, Secretary,      1998   155,000     153,117       8,524
   Treasurer and CFO               1997   155,000     193,970      23,775
----------------------------------------------------------------------------
H. Edward Hurley                   1999   117,500      41,254         458
   Executive Vice President,       1998   110,000     115,764       1,286
   Hampshire Designers, Inc.       1997   110,000     190,075       5,402
----------------------------------------------------------------------------
Peter W. Woodworth                 1999   134,600        --          --
   President and CEO,              1998   155,000     129,147       5,740
   Winona Knitting Mills Division  1997   135,000     313,748      28,053
                                            Long Term
                                           Compensation
                                              Awards
                                           ------------
                                           Securities
  Name and                                 Underlying      All Other
Principal Position               Year       Options      Compensation
------------------               ----     ------------   -------------
Ludwig Kuttner                    1999     50,000           106,400 (3)
   Chairman, President and        1998       --             106,400
   Chief Executive Officer        1997      5,000           103,200
-----------------------------------------------------------------------
Eugene Warsaw                     1999       --               3,200 (4)
   President and CEO,             1998     10,000             3,200
   Hampshire Designers, Inc.      1997       --               3,200
-----------------------------------------------------------------------
Charles W. Clayton                1999     15,000            16,400 (3)
   Vice President, Secretary,     1998     10,000            13,200
   Treasurer and CFO              1997       --              13,200
-----------------------------------------------------------------------
H. Edward Hurley                  1999       --               3,200 (4)
   Executive Vice President,      1998     10,000             3,200
   Hampshire Designers, Inc.      1997       --               3,200
-----------------------------------------------------------------------
Peter W. Woodworth                1999       --               2,400 (4)
   President and CEO,             1998       --               1,600
   Winona Knitting Mills Division 1997       --               1,170

(1) The annual salary and incentive bonuses for 1999 included amounts paid into the Company's Common Stock Purchase Plan and Voluntary Deferred Compensation Plan as follows: Kuttner - $164,925; Warsaw - $106,887; Clayton - $127,624; Hurley - $33,052; and Woodworth - $50,672.
(2) The amounts reported represent discounts on stock purchased under the Company's Common Stock Purchase Plan.
(3) Pursuant to the terms of a deferred compensation plan, Kuttner and Clayton were awarded contributions of $100,000 and $10,000, respectively. In addition, $6,400 was contributed by the Company for each executive pursuant to the Company's 401(k) Retirement Savings Plan.
(4) Represents amounts contributed by the Company pursuant to the Company's 401(k) Retirement Savings Plan.

     The following table sets forth information regarding grants of stock options made during 1999 to each of the Named Executive Officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                  Number of   Percent of Total
                  Securities   Options/SARs
                  Underlying   Granted to    Exercise or            Grant Date
                 Options/SARs  Employees in   Base Price  Expiration  Present
  Name            Granted (#)   Fiscal Yr.    ($/Sh)        Date     Value($)(3)
------------------------------------------------------------------------------
Ludwig Kuttner (1) 34,782                     $9.488       05/05/04   $59,875
                   15,218                      8.625       05/05/07    36,515
                  ------------------------------------------------------------
                   50,000          65.2%                              $96,390
------------------------------------------------------------------------------
Charles W.
   Clayton (2)      7,500                     $8.625       12/31/04   $21,184
                    7,500                      8.625       06/30/05    23,021
                  ------------------------------------------------------------
                   15,000          19.6%                              $44,205
------------------------------------------------------------------------------

(1) The options were granted on May 6, 1999, under the Company's 1992 Stock Option Plan at or above the fair market value on the date of grant and vest April 5, 2004 and April 5, 2007, respectively, subject to acceleration of 20% annually provided the Company achieves its annual budget as approved by the Board of Directors.
(2) The options were granted on May 6, 1999, under the Company's 1992 Stock Option Plan at the fair market value on the date of grant and vest in installments of 50% on December 31, 1999 and 50% on June 30, 2000.
(3) A variant of the Black-Scholes option pricing model was used to determine the grant date present value. In applying the model, the Company assumed a 4.95% risk-free rate of return, a 0% dividend yield, an average annualized volatility of 22.46% and an expected term from vest of 6.16 years.

     The following table sets forth information regarding the exercise of options during 1999 and the number and value of unexercised options held at year-end by each of the Named Executive Officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                      AND
                            FY-END OPTION/SAR VALUE

                                             No. of Securities     Value of
                                                Underlying        Unexercised
                                               Unexercised        In-the-Money
                                              Option/SARs at      Options/SARs
                      Shares       Value        FY-End (#)        at FY-End($)
                     Acquired     Realized      Exercisable/      Exercisable/
       Name        on Exercise(#)   ($)        Unexercisable    Unexercisable(1)
-------------------------------------------------------------------------------
Ludwig Kuttner        64,006      227,062     64,516 / 51,250   20,795 / 12,365

Eugene Warsaw         44,548      143,081     28,294 /  7,500   69,029 /    -

Charles W. Clayton    13,636       43,797     27,774 / 15,000   43,279 /  6,094

H. Edward Hurley        -           -          7,750 /  7,500   10,172 /    -

Peter W. Woodworth      -           -          3,000 /      -      -   /    -


(1) The average of the closing bid and ask price of the Company's Common Stock at December 31, 1999 was $9.438.

                              EMPLOYMENT CONTRACTS

     Mr. Kuttner has an employment agreement with the Company effective January 1, 1998, which provides for an annual salary of $400,000; annual incentive compensation equal to 7% of the net after tax earnings of the Company; and an annual deferred compensation payment of $100,000. The employment agreement may be terminated by the Company or Mr. Kuttner at any time. If the Company terminates the employment agreement without cause, Mr. Kuttner would receive an amount ("severance payment") equal to: (i) his average compensation for the five calendar years preceding the year in which the termination occurs; (ii) multiplied by two; and (iii) paid in equal 24 monthly installments. Mr. Kuttner would receive an amount equal to the severance payment if he terminates his employment within 180 days after a change of control, which would include a merger where the Company did not survive, a sale by the Company of substantially all of its assets, or the election of a majority of the directors who had not been nominated by the existing board of directors. Mr. Kuttner's spouse would receive an amount equal to the severance payment if he were to die while employed by the Company. The Company carries insurance on the life of Mr. Kuttner to cover such contingency.

     Mr. Warsaw has an employment agreement with Hampshire Designers, Inc. pursuant to which he receives a salary of $350,000 per year, plus an incentive bonus based on the pre-tax income of the sweater division. The Company and Mr. Warsaw each have the right to terminate the agreement at any time upon twelve months notice.


                      REPORT OF THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for determining executive compensation.

     Compensation of All Executives. The Committee believes that, in order to maximize the Company's profitability, it must attract, motivate and retain executives of the highest caliber to cause the Company to achieve such profitability. To this end, the Company provides its executives with competitive salaries and incentives, including equity-based compensation, intended to align the interests of executives with that of the Stockholders.

     Annual Compensation. Annual compensation consists of salary and incentive bonuses with emphasis on lower base salary and higher incentive bonuses. Incentive bonuses for executives of Hampshire Designers are provided by a profit incentive plan, whereby approximately 15% of pre-tax profits are allocated to the executives of the business, either in accordance with employment agreements, or by management with the approval of the Committee.

     Incentive bonuses for Company officers, including Mr. Kuttner, are based on annual goals established by the Committee. A major portion of the incentive bonus is based on the Company achieving profit goals established by the Committee. The incentive bonus paid to Mr. Kuttner for 1999 reflected the achievement of both financial and subjective goals.

     Chief Executive Officer Compensation. Mr. Kuttner's compensation is based on his employment agreement with the Company, which provides for an annual salary of $400,000, annual incentive bonus compensation equal to 7% of net after-tax earnings of the Company and an annual deferred compensation payment of $100,000.

     Long-Term Incentive Compensation. Long-term incentive compensation consists of grants of stock options and the opportunity for key executives to use a portion of their incentive bonuses to purchase Common Stock of the Company, at a discount, pursuant to the Company's Common Stock Purchase Plan for Directors and Executives. Long-term incentive compensation awards are based on the individual responsibilities of the executive, Company financial results and financial performance of particular profit centers.

     In 1999, the Committee awarded options to Mr. Kuttner to purchase 50,000 shares of Common Stock of the Company in recognition of his contributions to the performance of the Company. The options vest on May 5, 2004 in respect to 34,782 shares and on May 5, 2007 in respect to 15,218 shares but 20% of the shares vest each year if the Company achieves its annual budget as approved by the Board of Directors.

     Awards of stock options by the Committee are made on a subjective basis after the Committee's evaluation of an executive's performance.

     Policy with Respect to the $1 Million Deduction Limit. Section 162(m) of the Internal Revenue Code denies a publicly held corporation a federal income tax deduction for compensation in excess of $1 million per year paid to or accrued for each of its Chief Executive Officers and four other most highly compensated executive officers. Certain "performance- based" compensation, such as stock options awarded under the Company's 1992 Stock Option Plan, are not subject to the limitation on deductibility. While the Committee considers the limits on deductibility imposed by Section 162(m), the Committee believes that the benefits of having flexibility in awarding cash compensation can sometimes outweigh the lack of deductibility. All compensation earned by the Named Executive Officers for 1999 was fully deductible.

                                            COMPENSATION COMMITTEE

                                            Herbert Elish
                                            Joel Goldberg

                       COMPENSATION COMMITTEE INTERLOCKS

     Mr. Elish has served as a member of the Compensation Committee since 1992 and Dr. Goldberg joined the Committee in 1998. Neither member of the Committee is or has been an officer or an employee of the Company. Dr. Goldberg provided consulting services to the Company during 1999.


                           COMPENSATION OF DIRECTORS

     During 1999, Messrs. Elish, Sperry and Goldberg received annual director's fees of $15,000 each and Messrs. Elish and Sperry received $10,000 each for serving as members of the Investment Committee. At their election, all of the director's fees earned by Mr. Sperry and Dr. Goldberg for 1999 were used to purchase Common Stock under the Common Stock Purchase Plan. The executive officers who also serve as directors do not receive director's fees. The Company reimburses the directors for expenses associated with attendance at the Board of Directors' meetings.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held seven meetings during the year ended December 31, 1999, and each Director attended at least 75% of the aggregate number of meetings held and of the total number of meetings held by all committees of the Board on which he served.

     The Company has a Compensation Committee (the "Compensation Committee") which reviews and recommends to the Board of Directors the cash or other compensation, including any stock options, to be paid to management. The Compensation Committee currently consists of Mr. Elish and Dr. Goldberg, neither of whom are officers or employees of the Company. The Compensation Committee held two meetings during fiscal year 1999.

     The Company has an Investment Committee which reviews with management all significant investment opportunities. The Investment Committee currently consist of Messrs. Kuttner, Elish and Sperry. The Investment Committee held five meetings during fiscal year 1999.

     The Company has an Audit Committee which consults with management regarding selection of the independent public accountants, reviews with management all significant accounting and disclosure matters and reviews the scope and findings of such accountant's examination. The Audit Committee also meets with the independent accountants, without the participation of management, to inquire as to the adequacy of the Company's internal controls and the cooperation of management and company personnel in respect to the accountant's examination. The Audit Committee consists of Messrs. Elish, Goldberg and Sperry, none of whom are officers or employees of the Company. The Audit Committee held two meetings during fiscal year 1999.

     As additional guidance for the Board of Directors and the Audit Committee, during 1999 the Company adopted the following Audit Committee Charter which encompasses all of the recommendations of the Securities and Exchange Commission and the AICPA.

                            AUDIT COMMITTEE CHARTER

     The Audit Committee of the Board of Directors of Hampshire Group Limited (the "Company") has been established to assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee management's conduct of the financial reporting process, the system of internal, financial, and administrative controls, and the annual independent audit of the Company's financial statements.

     The Audit Committee's role is one of oversight, and recognizes that management is responsible for preparing the Company's financial statements and that the external auditor is responsible for auditing those financial statements.

     The Audit Committee is empowered to investigate any matter brought to its attention with full access to Company records, personnel, facilities, and outside experts as needed and requested.

MEMBERSHIP
----------

- The Audit Committee will be comprised of at least three directors who are independent and financially literate as required by SEC Release NASDAQ 34-42331.

- At least one member must have significant past employment experience in finance or accounting, relevant professional certification or comparable experience or background with financial oversight responsibilities, such as having been a chief financial officer or chief executive officer.

RESPONSIBILITIES
----------------
     The Audit Committee will fulfill its responsibilities to the Board by:

- Ensuring accountability of the external auditor to the Board and Audit Committee by interviewing and recommending to the Board the firm of external auditors to be appointed as independent auditors of the Company, and reviewing their qualifications, scope of work, performance, and professional fees;

-    Approving the external auditor's annual audit plans for the Company;

- Ensuring receipt from the external auditor of a formal written statement delineating all relationships between the auditor and the Company, its directors and management consistent with Independence Standards Board Standard Number 1;

- Discussing any disclosed relationships and their impact on the external auditor's independence, and recommending any actions to the Board necessary to satisfy itself of the auditor's independence;

- Reviewing the results of internal and external audit work performed, the quality and adequacy of internal controls, and focusing on material and significant controls issues resulting from audit activities;

- Follow-up of management's implementation of recommendations made by the external auditors;

-    Reviewing and approving major changes in accounting policies and practices;

-    Meeting   periodically  with  management  to  review  the  Company's  major financial risk exposures;

- Reviewing the annual audited financial statements, and interim financial statements, prior to submission to the Board. This includes review, understanding and approval of significant adjustments, estimates, and accounting policy changes per the Statement on Audit Standards Number 61 (SAS 61);

- Provide an independent, direct communication between the Board and external auditors;

- Oversee legal and regulatory compliance, and compliance with the Company's Business Ethics Policy; and

DISCLOSURES
-----------

     The Audit Committee will conform to external disclosure requirements by:

- Certifying to the National Association Security Dealers as required regarding the independence and financial literacy of all Audit Committee members; and

- Preparing for inclusion in the annual proxy statement, per the Securities and Exchange Commission requirements, a statement certifying that the Committee has reviewed and discussed the audited financial statements, and SAS 61 items as described above.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     The Company leases its Anderson, South Carolina corporate office facilities (10,000 square feet) and distribution center (57,000 square feet) from Commerce Center Associates, Inc. ("Commerce Center"). Ludwig Kuttner, Chief Executive Officer of the Company, and his wife, Beatrice Ost-Kuttner, together own approximately 18% of the voting stock of Commerce Center. The terms of these leases were approved by the Board of Directors of the Company without the participation of Mr. Kuttner. The Board believes, based upon the advice of an independent appraiser, that the leases are fair and reasonable and are at market terms. The aggregate rent paid during 1999 on these two facilities was $216,000.

     The Company leases its sewing plant in La Crescent, Minnesota (15,600 square feet) and certain storage facilities in Winona, Minnesota from Pete Woodworth, President and Chief Executive Officer of Winona Knitting Mills Division, and his wife. Further, the Company leases its knitting and finishing plant (110,000 square feet) from Mr. Woodworth and certain of his relatives. The Board believes, based upon the advice of an independent appraiser, that the leases are fair and reasonable and are at market terms. The aggregate annual rent for these facilities during 1999 was $201,000.

     Mr. Harvey L. Sperry, a Director of the Company, is a partner in the law firm of Willkie Farr and Gallagher. The firm has served as legal counsel to the Company since 1977 and in such capacity was paid $57,000 in fees during 1999.

     Dr. Joel Goldberg, a Director of the Company, is a principal of Career Consultants, Inc. which has provided human resource consulting services to the Company since 1997 and in such capacity was paid $7,000 in fees during 1999.

     Oliver Kuttner, the son of the Chairman and Chief Executive Officer of the Company, is managing certain renovations of the real estate owned by the Company in Charlottesville, Virginia. During 1999 and 1998, the Company paid Mr. Kuttner $20,000 and $10,000, respectively, and he will receive, as additional consideration, 30% of the net cash flow of the property after the Company has received a 10% preferred return on its investment.

     During 1999, Hampshire Investments purchased two promissory notes in the aggregate principal amount of $775,000. The issuers have defaulted under the notes; and on March 30, 2000, the Chairman and Chief Executive Officer of the Company, although not obligated to do so, entered into an agreement to purchase the notes from Hampshire Investments for their aggregate principal amount.

                            INDEPENDENT ACCOUNTANTS

     On October 13, 1999, the Company engaged Deloitte & Touche LLP ("Deloitte") as its independent accountants to audit its consolidated financial statements commencing with its fiscal year ending December 31, 1999, and to prepare the corporate tax returns. On October 11, 1999, the Registrant had notified PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), its former independent accountants, that they were discharged as the Company's independent accountants. Each of the above actions was recommended by the Audit Committee and approved by the Board of Directors of the Company.

     There have been no disagreements between the Company and PricewaterhouseCoopers on any matter of accounting principles or practices or financial statement disclosure during the two fiscal years ended December 31, 1998 and 1997 and during the subsequent interim period through the date of discharge.

     The independent accountant's report on the financial statements of the Company for the fiscal years ended December 31, 1998 and 1997 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified as to uncertainty, audit scope, or accounting principles.

     Further, during the two fiscal years ended December 31, 1998 and 1997 and the unaudited interim period through the date of the notification, neither the Company nor any of its representatives sought the advice of Deloitte regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on the financial statements of the Company.


                        COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     The Company assists the directors and executives in filing reports pursuant to Section 16 of the Securities Exchange Act of 1934, including Form 4 monthly transaction reports, for those reporting persons who so requested and who agreed to advise the Company of changes in the ownership of the Company's equity securities. To the best of the Company's knowledge and belief, based solely on the review of reports filed with the Securities and Exchange Commission and upon written representations by directors and certain executives, there were no delinquent Section 16 reports during the fiscal year ended December 31, 1999.

                               PERFORMANCE GRAPH

     The following graph sets forth a comparison of the Company's stock performance, the National Association of Security Dealers Automated Quotation Composite Index and the Dow Jones Apparel Industry Index (United States), in each case assuming an investment of $100 on December 31, 1994 and the cumulation and the reinvestment of dividends paid thereafter through December 31, 1999. The Company chose the NASDAQ Composite Index as a measure of the broad equity market and the Dow Jones Apparel Index as a measure of its relative industry performance.

[GRAPH APPEARS HERE]

       Dec. 1994  Dec. 1995  Dec. 1996  Dec. 1997  Dec. 1998  Dec. 1999
       ---------  ---------  ---------  ---------  ---------  ---------
HAMP      100       155        174         242        171        113
NASDAQ    100       140        172         209        292        541
DJAI      100       120        180         150        130        123



                  DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the 2001 Annual Meeting must be received by the Company no later than January 31, 2001 to be considered for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting. Such proposals should be addressed to: Hampshire Group, Limited, Attn.: Secretary, 215 Commerce Boulevard, Anderson, SC 29625.


                     INFORMATION AVAILABLE TO STOCKHOLDERS

     The Company's 1999 Annual Report to Stockholders on Form 10-K are being mailed with this Proxy Statement. Additional copies of the 1999 Annual Report on Form 10-K as filed with the United States Securities and Exchange Commission may be obtained by Stockholders, without charge, from the Company, or write to:
Hampshire Group, Limited, Attn.: Secretary, 215 Commerce Boulevard, Anderson, SC 29625; or by request at Hampshire's e-mail address: lwest@hamp.com. Financial statements are also on file with the United States Securities and Exchange Commission, Washington, DC 20549 and can be obtained directly at http://www.sec.gov/.


                                   By order of the Board of Directors,

                                   /s/ Ludwig Kuttner
                                   -------------------------------
Anderson, South Carolina           Ludwig Kuttner
April 12, 2000                     Chairman of the Board, President
                                   and Chief Executive Officer


               STOCKHOLDERS ARE URGED TO PROMPTLY COMPLETE,
                DATE, SIGN AND RETURN THE ENCLOSED PROXY.
                 YOUR COOPERATION IS GREATLY APPRECIATED.

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS OF
          HAMPSHIRE GROUP, LIMITED FOR ANNUAL MEETING OF STOCKHOLDERS

     The undersigned Stockholder(s) of Hampshire Group, Limited (the "Company"), having received Notice of the Annual Meeting of Stockholders to be held on May 16, 2000 and the Proxy Statement accompanying such Notice, hereby constitutes and appoints Ludwig Kuttner and Harvey L. Sperry and each of them, with several powers of substitution, for and in the name, place and stead of the undersigned, to attend and vote all shares of common stock of the Company, which the undersigned would be entitled to vote at the Annual Meeting, to be held at the Princeton Club, 15 West Forty-Third Street, New York, New York, on May 16, 2000, at 10:00 A.M. and at any and all adjournments thereof, with all power the undersigned would possess if personally present.

Item 1: Election of six Directors. Nominees: 01-Ludwig Kuttner; 02-Herbert Elish; 03-Joel Goldberg; 04-Harvey L. Sperry; 05-Eugene Warsaw; and 06-Peter W. Woodworth.

        _____ For all nominees listed above
        _____ Withhold authority to vote for all nominees
        _____ Withhold authority to vote for any individual
              nominee _____, _____, _____, _____,  _____.
                      (write numbers of nominee(s) above)

Item 2: To approve an amendment to the Company's Stock Option Plan.

        _____ For   ____ Against    ____ Abstain



Item 3: To ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 2000.

        _____ For   ____ Against    ____ Abstain

        This proxy will be voted as directed; but if no direction is indicated it will be voted FOR the election of the six nominees listed above and FOR the other two proposals.

                                   Number of shares: __________

                                   Dated:  _______________, 2000

                                   Signature(s)  ____________________________
                                                 ____________________________

                                   [Please sign exactly as name(s) appear(s) on the stock certificate. For joint accounts, all co-owners must sign and Executor, Administrators, Trustees, etc. should so indicate when signing.]